Exhibit 10.1

AMENDMENT DATED AS OF DECEMBER 1, 2003
TO THE JANUARY 21, 2003 EMPLOYMENT AGREEMENT
BETWEEN
THE CHUBB CORPORATION and JOHN D. FINNEGAN

     The Chubb Corporation (the “Corporation”) and John D. Finnegan (the “Executive”) hereby agree to amend the Employment Agreement (the “Agreement”) dated January 21, 2003 by and between the Corporation and Executive as follows:

1.	Notwithstanding the provisions of Section 3(b)(vi) of the Agreement, the Executive hereby agrees to forfeit 30,808 Restricted Shares of Common Stock of the Corporation previously granted to Executive pursuant to Section 3(b)(vi) of the Agreement in exchange for an award by the Corporation of 30,808 Restricted Stock Units to Executive as set forth in the Restricted Stock Unit Agreement attached hereto as Exhibit A.

2.	Notwithstanding the provisions of Section 3(b)(viii) of the Agreement, Executive hereby agrees to the substitution by the Corporation of the Performance Share Award provided for in Section 3(b)(viii) of the Agreement with an award of 31,270 Restricted Shares of Common Stock of the Corporation as set forth in the Restricted Stock Award Agreement attached hereto as Exhibit B.

3.	Section 5(a)(ii) of the Agreement is hereby amended to add the words “restricted stock unit” immediately after the reference to “restricted stock”.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name and on its behalf, all as of December 1, 2003.

John D. Finnegan

THE CHUBB CORPORATION

Lawrence M. Small
Title:	Chair, Organization & Compensation Committee

Exhibit A

THE CHUBB CORPORATION

LONG-TERM STOCK INCENTIVE PLAN (2000)

RESTRICTED STOCK UNIT AGREEMENT

This Agreement dated the 1st day of December 2003:

     WHEREAS, pursuant to the provisions of The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Plan”), John D. Finnegan (the “Participant”) was previously granted an award (the “Previous Award”) of 61,617 shares of restricted stock of The Chubb Corporation (the “Corporation”), 30,809 of which have vested; and

     WHEREAS, the Participant desires to defer until the termination of his employment with the Corporation the settlement of the value of the 30,808 shares remaining outstanding under the Previous Award and the Corporation desires to allow the deferral of such settlement until the termination of the Participant’s employment with the Corporation by having the Participant forfeit the remaining shares subject to the Previous Award in exchange for a grant of 30,808 Restricted Stock Units (the “Award”), on the terms and subject to the conditions of this Restricted Stock Unit Agreement.

     NOW THEREFORE, the Participant and Corporation agree as follows:

1.	Pursuant to the provisions of the Plan, the Corporation on the date set forth above has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan an award of thirty thousand eight hundred eight (30,808) Restricted Stock Units (the “Award”). All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

2.	It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a)	Except as provided in paragraphs 4 and 5, until settlement of the Restricted Stock Units in accordance with paragraph 7, the Restricted Stock Units may not be sold, hypothecated, pledged or otherwise transferred in any manner except by will or the laws of descent and distribution or as otherwise specifically permitted herein.

(b)	For purposes of this Agreement, each Restricted Stock Unit shall be treated as the equivalent of one share of Common Stock. Until settlement of the Restricted Stock Units in accordance with paragraph 7, the Participant shall be entitled to receive an amount equal to the amount of dividends paid on the number of shares of the Corporation’s Common Stock equal to the number of the Participant’s Restricted Stock Units. Except as otherwise provided in paragraphs 4(b), 4(c) or 5, the Restricted

Stock Units covered by the Award shall be vested on December 2, 2004 (such date to be hereafter referred to as the “Vesting Date”).

(c)	By entering into this Agreement Participant hereby agrees to simultaneously forfeit any and all rights with respect to the thirty thousand eight hundred eight (30,808) shares of Restricted Stock having a Restriction Period ending on December 2, 2004, previously granted to Participant on December 2, 2002.

3.	Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

4.	Termination of Employment.

(a)	Except as provided in subparagraph (b) and subparagraph (c) of this paragraph 4, the Restricted Stock Units shall be automatically forfeited upon the Participant’s termination of employment prior to the Vesting Date. Upon any forfeiture of Restricted Stock Units hereunder, the Participant shall cease to have any rights in connection with such Restricted Stock Units as of the date of such forfeiture.

(b)	Upon termination of the Participant’s employment for retirement on or after Participant’s Normal Retirement Date under the Corporation’s Pension Plan, or by reason of death or disability (as defined in such Pension Plan) of the Participant or for any reason with the consent of the Committee, the Participant shall be vested (or the Participant’s Designated Beneficiary in the case of the Participant’s death) in the number of Restricted Stock Units equal to the number of Restricted Stock Units granted under this Award times a fraction of the numerator of which is the number of full calendar months from December 2, 2002 to the date of such termination of employment and the denominator of which is 24, and all other Restricted Stock Units shall be forfeited, provided, however, that the Committee may determine that the Participant (or the Designated Beneficiary) is entitled to receive a greater number of Restricted Stock Units up to but not exceeding the number of Restricted Stock Units which would have been distributed had the Participant continued to be employed until December 2, 2004.

(c)	Upon termination of the Participant’s employment that would give rise to benefits under Section 5(a) of the Employment Agreement by and between the Corporation and the Participant effective as of December 1, 2002, the Restricted Stock Units shall vest in accordance with the terms therein.

(d)	Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if the Participant is placed on a military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by contract.

(e)	Upon termination of the Participant’s employment for any reason following the Vesting Date, Participant shall have a non-forfeitable right to settlement of the Restricted Stock Units in accordance with paragraph 7.

5.	Change in Control. In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, which occurs on or after December 2, 2003 (any such event described in (i) or (ii) which occurs on or after December 2, 2003 being hereinafter referred to as a “Change Event”), Restricted Stock Units not previously forfeited pursuant to paragraph 4 shall become vested and nonforfeitable.

A “Change of Control” shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Common Stock outstanding, or (b) following (i) a tender or exchange offer for voting securities of the Corporation, or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

6.	In the event that the Committee shall determine that any stock divided, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number and kind of units (or other property) subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award provided, however, that the number of Restricted Stock Units subject to this Award shall always be a whole number.

7.	Settlement of Restricted Stock Units. If the Participant’s employment is terminated (a) on or after the Vesting Date or (b) at an earlier date upon the occurrence of an event giving rise to vesting of the Restricted Stock Units as provided in paragraphs 4(b), 4(c) or 5, the Corporation shall be obligated to pay to the Participant as soon as practicable after Participant’s termination of employment (the “Payment Date”), an amount in cash or shares of Common Stock, as determined in the sole discretion of the Committee, equal to the number of such vested Restricted Stock Units times the Fair Market Value of one share of Common Stock on the date of such payment.

8.	Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Corporation.

9.	The Participant agrees to be bound by the terms and conditions hereof and of the Plan.

10.	Cancellation and Rescission of Restricted Stock Unit Award. The Committee may also cancel any Restricted Stock Unit Award at any time prior to the Vesting Date, and the Corporation shall have the additional rights set forth below in this paragraph 10, if the Participant is not in compliance with all applicable provisions of this Award agreement and the Plan including the following conditions:

(a)	A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s or any of its Subsidiaries’ business, any confidential information or material relating to the business of the Corporation or any of the Corporation’s Subsidiaries that is required by the Participant either during or after employment with the Corporation or any of the Corporation’s Subsidiaries.

(b)	A Participant shall not during his or her employment with the Corporation or any of its Subsidiaries and for a period of (1) year following any termination of such employment relationship directly or indirectly, solicit, persuade, encourage or induce any individual employed by the Corporation or any of its Subsidiaries during the above-referenced time periods to become employed by or associated with any person or entity other than the Corporation or any of its Subsidiaries which employs Participant or for which Participant serves as an officer, director, shareholder, partner or consultant, or with any firm related to any such person or entity or to permit any other person or entity to do so on Participant’s behalf.

(c)	A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of its Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of its Subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of its Subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.

(d)	Failure to comply with the provisions of this paragraph 10 through the Vesting Date pursuant to this Restricted Stock Unit Award shall cause the Restricted Stock Unit Award to be rescinded, however, the Corporation may, in its discretion, provide for waiver in whole or in part of compliance with the provisions of this paragraph 10.

11.	Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York.

12.	Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the Corporation by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION

By:

Secretary

By:

John D. Finnegan

Exhibit B

THE CHUBB CORPORATION	Restricted Stock Award
LONG-TERM STOCK
INCENTIVE PLAN (2000)

1.	Pursuant to the provisions of The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Plan”), The Chubb Corporation (the “Corporation”) on the date set forth below granted and hereby evidences the grant to John D. Finnegan (the “Participant”), subject to the terms and conditions set forth herein and in the Plan, a Restricted Stock Award (the “Award”) of 31,270 shares of Restricted Stock (“Restricted Shares”). All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

2.	It is understood and agreed that the grant of Restricted Shares evidenced hereby is subject to the following conditions:

(a)	Except as provided in paragraph 4 and 5, the Restriction Period for this Award is the three-year period ending March 6, 2006. Certificates evidencing the Restricted Shares shall be issued by the Corporation and registered in the name of the Participant on the stock transfer books of the Corporation but during the Restriction Period, such certificates shall bear an appropriate legend, such legend to be removed only if, and when, the Restriction Period ends as provided herein. As a condition to receiving this Award, Participant shall deliver to the Corporation the attached stock power duly endorsed in blank. Notwithstanding the above, the Participant shall be entitled to exercise all rights, except the rights specifically prohibited by paragraph 2(c), otherwise held by an owner of a share of Common Stock, including the right to receive free of restrictions all cash dividends paid on such Common Stock.

(b)	In order to comply with any applicable securities laws, the Corporation may require the Participant (i) to furnish evidence satisfactory to the Corporation (including a written and signed representation letter) to the effect that all Restricted Shares were acquired for investment only and not for resale or distribution and (ii) to agree that all Restricted Shares shall only be sold by the Participant following registration under the Securities Act of 1933 or pursuant to an exemption therefrom.

(c)	During the Restriction Period, the Restricted Shares may not be sold, hypothecated, pledged or otherwise transferred in any manner except by will or the laws of descent and distribution or as otherwise specifically permitted herein.

3.	The Award shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its subsidiaries to employ or continue the employment of the Participant for any period.

4.	Termination of Employment.

(a)	Except as provided in subparagraph (b) of this paragraph 4, the Restricted Shares shall be automatically forfeited upon the Participant’s termination of employment during the Restriction Period. Upon any forfeiture of Restricted Shares hereunder, ownership of such shares shall be transferred to the Corporation and the Participant shall cease to have any ownership interest in such shares as of the date of such forfeiture.

(b)	Upon termination of the Participant’s employment for retirement on or after Participant’s Normal Retirement Date under the Corporation’s Pension Plan, or by reason of death or disability (as defined in such Pension Plan) of the Participant or for any reason with the consent of the Committee, there shall be distributed to the Participant (or the Participant’s Designated Beneficiary in the case of the Participant’s death) the number of Restricted Shares equal to the number of Restricted Shares times a fraction the numerator of which is the number of full calendar months from March 6, 2003 to the date of such termination of employment and the denominator of which is 36, and all other Restricted Shares shall be forfeited, provided however, that the Committee may determine that the Participant (or the Designated Beneficiary) is entitled to receive a greater number of Restricted Shares up to but not exceeding the number of Restricted Shares which would have been distributed had the Participant continued to be employed until March 6, 2006.

(c)	Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if the Participant is placed on a military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by contract.

5.	Mergers, Sales and Change of Control. In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, which occurs on or after March 6, 2004 (any such event described in (i) or (ii) which occurs on or after March 6, 2004 being hereinafter referred to as a “Change Event”), Restricted Shares not previously forfeited pursuant to paragraph 4 shall become vested and nonforfeitable according to the following schedule: As of the date of the Change Event, 33 1/3% of the Restricted Shares shall be vested and an additional 33 1/3% or 66 2/3% of the Restricted Shares will be vested as of such date if such date is on or after March 6, 2005 respectively. For any Restricted Shares not vested in accordance with the above rule on the date of the Change Event, such Restricted Shares shall become vested at the rate of 33 1/3% for each 12 month period which elapses from the date of the Change Event to the Participant’s termination of employment, provided, however, that all remaining Restricted Shares not yet vested upon the Participant’s termination of employment shall become immediately vested if Participant’s employment is terminated involuntarily after the date of the Change Event, or if the Participant voluntarily ceases to be employed after the Participant’s job responsibilities or duties have been diminished or the location of the Participant’s place of employment by the Corporation (or its successor) has been relocated more than 35 miles, provided, further, that the vesting under this paragraph 5 shall in no event result in fewer Restricted Shares being vested upon the Participant’s termination of employment than would result under paragraph 4.

A “Change in Control” shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Stock outstanding, or (b) if following (i) a tender or exchange offer for voting securities of the Corporation, or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

6.	In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number and kind of shares subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award provided, however, that the number of Restricted Shares subject to this Award shall always be a whole number.

7.	Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.

8.	The Participant agrees to be bound by the terms and conditions hereof and of the Plan.

9.	Cancellation and Rescission of Restricted Stock Award. The Committee may also cancel any Restricted Stock Award at any time, and the Corporation shall have the additional rights set forth below in this paragraph 9, if the Participant is not in compliance with all applicable provisions of this Award agreement and the Plan including the following conditions:

(a)	A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s or any of its subsidiaries’ business, any confidential information or material relating to the business of the Corporation or any of the Corporation’s subsidiaries that is acquired by the Participant either during or after employment with the Corporation or any of the Corporation’s subsidiaries. (b) Participant shall not during his or her employment with the Corporation or any of its subsidiaries and for a period of one (1) year following any termination of such employment relationship directly or indirectly solicit, persuade, encourage or induce any individual employed by the Corporation or any of its subsidiaries during the above-referenced time periods to become employed by or associated with any person or entity other than the Corporation or any of its subsidiaries which employs Participant or for which Participant serves as an officer, director, shareholder, partner or consultant, or with any firm related to any such person or entity or to permit any other person or entity to do so on Participant’s behalf.

(c)	A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of its subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of its subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of its subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.

(d)	Failure to comply with the provisions of this paragraph 9 prior to, or during the six months after, the end of the Restriction Period pursuant to the Restricted Stock Award shall cause the Restricted Stock Award to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two years after the end of the Restricted Period provided, however, that the Corporation may, in its discretion, in any individual case provide for waiver in whole or in part of compliance with the provisions of this paragraph 9. Within ten days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescission of the Restricted Stock Award. Such payment shall be made either in cash and/or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded Restricted Stock Award.

     10. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of New York.

THE CHUBB CORPORATION

By

Secretary

Date: